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                                                      EXHIBIT 16




May 4, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

ROHM AND HAAS COMPANY

We were previously principal accountants for Rohm and Haas Company and, under the date of February 23, 1998, we reported on the consolidated financial statements of Rohm and Haas Company and subsidiaries as of and for the years ended December 31, 1997 and 1996. On May 4, 1998, our appointment as principal accountants was terminated. We have read Rohm and Haas Company's statements included under Item 4 of its Form 8-K dated May 4, 1998, and we agree with such statements, except that;

Regarding the Item 4(a): we are not in a position to agree or disagree with Rohm and Haas Company's reason for changing principal accountants or Rohm and Haas Company's statement that the Audit Committee participated in and recommended the decision to change independent accountants which was approved by the Board of Directors.

Regarding Item 4(b): we are not in a position to agree or disagree with Rohm and Haas Company's statement that during the two most recent fiscal years and through May 4, 1998, Rohm and Haas Company has not consulted with Price Waterhouse LLP regarding the application of accounting principles to a specific transaction, either completed or proposed; the type of audit opinion that might be rendered on Rohm and Haas Company's financial statements; or that in no case was a written report provided nor was oral advice provided that Rohm and Haas Company concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue.

Very truly yours,



KPMG Peat Marwick LLP